UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

CITIZENS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CITIZENS

2018

PROXY STATEMENT

Notice of Annual Meeting of Shareholders

Tuesday, June 5, 2018

10:00 AM (CDT)

2900 Esperanza Crossing, 2nd Floor

Austin, Texas 78758

April 26, 2018

Dear Shareholders,

On behalf of the entire Board of Directors, it is my privilege to invite you to our 2018 Annual Meeting of Shareholders to be held on Tuesday, June 5, 2018 at 10:00 a.m. Central Daylight Time, at our offices located at 2900 Esperanza Crossing, 2nd Floor, Austin, Texas 78758.

We appreciate all of our shareholders, and look forward to communicating with you regarding our efforts to achieve enduring value for your Company through the right business strategies, prudent risk management and effective governance.

The Board of Directors hopes you can attend the meeting, but if you cannot, it is still very important that we receive your proxy and vote on the proposals detailed in this proxy statement. Regardless of the number of shares you own, PLEASE VOTE THROUGH THE INTERNET, BY TELEPHONE OR BY MAIL according to the instructions provided on the proxy card.

We hope the material contained in this proxy statement demonstrates how seriously we take the trust you place in us through your ownership of Citizens shares, and we ask that you vote in accordance with the Board of Directors’ recommendations as a sign of your support for our continuing efforts.

Sincerely,

Geoffrey M. Kolander

President and Chief Executive Officer

Citizens, Inc.

NOTICE OF 2018 CITIZENS, INC.

ANNUAL MEETING OF SHAREHOLDERS

WHEN: Tuesday, June 5, 2018 10:00 a.m., Central Daylight Time	WHERE: Citizens, Inc. Executive Offices 2900 Esperanza Crossing, 2nd Floor Austin, TX 78758

We are pleased to invite you to attend the Citizens, Inc. 2018 Annual Meeting of Shareholders for the following purposes:

(1)	To elect the nine (9) members of the Board of Directors of the Company named in this proxy statement to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified;

(2)	To approve, on a non-binding advisory basis, the compensation of the Company’s Named Executive Officers;

(3)	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2018;

(4)	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

RECORD DATE:

The Board of Directors set April 11, 2018 as the record date for the meeting. Our shareholders as of the close of business on that date are entitled to receive this notice of the meeting and vote at the meeting and any adjournments or postponements of the meeting.

HOW TO VOTE:

Your vote is important. Whether or not you plan to attend the meeting, we encourage you to vote as soon as possible. You may cast your vote via the internet, by telephone, by mail or in person at the meeting. Please carefully review the proxy materials for the 2018 Annual Meeting of Shareholders and follow the instructions in the Voting Information section on page 3 to vote. If your shares are held in street or nominee name, please respond to the communication you receive from the holder of record as soon as possible so your shares can be represented at the meeting.

Important Notice Regarding Availability of Proxy Materials for Shareholder Meeting to be held June 5, 2018: The Proxy Statement and Annual Report to Shareholders are available at www.edocumentview.com/cia.

By Order of the Board of Directors
April 26, 2018	James A. Eliasberg, Secretary

CITIZENS, INC.

2900 Esperanza Crossing, 2nd Floor

Austin, Texas 78758

April 26, 2018

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

JUNE  5, 2018

SOLICITATION OF PROXIES

NOTICE OF THE ANNUAL MEETING

This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Citizens, Inc. (the “Company”) for use at the Annual Meeting of Shareholders to be held Tuesday, June 5, 2018, at 10:00 a.m., Central Daylight Time, (the “Meeting”) at the Citizens Inc. Executive Offices located at 2900 Esperanza Crossing, 2nd Floor, Austin, Texas 78758. We are distributing this Proxy Statement and our 2017 Annual Report to Shareholders on or before April 26, 2018.

In accordance with Rule 14a-16 under the Securities Exchange Act of 1934, a registrant may furnish a proxy statement or annual report to a security holder by sending the security holder a Notice of Internet Availability of Proxy Materials (“Notice”) forty (40) or more calendar days prior to the Meeting. On or about April 26, 2018, Notice was sent to our shareholders, giving them the option to execute a proxy via an on-line format, or the option to request a paper delivery of a full set of proxy materials (called Full Set Delivery) of this Proxy Statement and our 2017 Annual Report to Shareholders.

HOUSEHOLDING

The Securities and Exchange Commission (“SEC”) rules allow us, subject to certain conditions, to send only one proxy statement and annual report or Notice to two or more shareholders who share the same last name and address. This “householding” rule provides greater convenience for our shareholders and cost savings for us by reducing the number of duplicate documents that households receive. Also, this allows us to be more environmentally friendly by reducing the unnecessary use of materials. Please note that each shareholder will continue to receive a separate proxy card, which will allow each individual to vote independently.

If you are a Citizens, Inc. shareholder who resides in the same household with another Citizens, Inc. shareholder with the same last name, or if you hold more than one account with Computershare registered in your name at the same address, and wish to receive a separate or single proxy statement and annual report or Notice for each account, please contact our transfer agent, Computershare.

Computershare Investor Services

P. O. Box 505000

Louisville, KY    40233-5000

Shareholder Services Number(s): 877-785-9659 (toll free within the USA, US territories & Canada) or 1-781-575-4621 (International Direct Dial). Investor Centre™ portal: www.computershare.com/investor.

You may revoke your consent at any time by contacting Computershare using the same contact information as set forth above.

ELECTRONIC DELIVERY OF PROXY MATERIALS AND ANNUAL REPORT

This Proxy Statement and our 2017 Annual Report are available on our website at www.citizensinc.com. If you vote by Internet, simply go to www.envisionreports.com/cia and follow the prompts regarding electronic distribution consent on that site.

PROXY SOLICITATION

We bear all expenses incurred in connection with the solicitation of proxies. We will reimburse banking institutions, brokerage firms, custodians, nominees and fiduciaries for their costs in forwarding proxy materials to beneficial owners of our Common Stock. Our directors, officers and employees also may solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities. We have not engaged a proxy solicitation firm to solicit investors for this Meeting.

PURPOSES OF THE MEETING

It is very important that you vote in order to play a part in the future of the Company. Shareholders are being asked to vote on the following proposals set forth below at the 2018 Meeting of Shareholders. Each shareholder, regardless of share class, is entitled to one vote per share held by such holder on all matters coming before the Meeting.

Shares represented by properly executed proxies received by us prior to the Meeting will be voted as specified thereon. Unless you instruct otherwise in the proxy, any proxy that is given and not revoked will be voted at the meeting in accordance with the recommendation of the Board of Directors.

PROPOSALS	OUR BOARD’S RECOMMENDATION
Item 1. Election of Directors ( page 28)

The Board has nominated nine individuals to serve as directors for a one-year term, expiring at the 2019 Annual Shareholders Meeting, or until their successors are duly elected and qualified. Four of the nine nominees will be elected by the Class A shareholders and five of the nine nominees will be elected by the Class B shareholders. The Board believes the director nominees possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to the Company’s management.	FOR each Director Nominee

Item 2. Advisory Vote to Approve Executive Compensation (page 32)

The Company seeks a non-binding advisory vote from its shareholders to approve the compensation of its Named Executive Officers as described in the Compensation Discussion and Analysis section beginning on page 19 and the Compensation Tables section beginning on page 22. The Board values its shareholders’ opinions and the Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.	FOR

Item 3. Ratification of the Appointment of Deloitte & Touche as the Company’s independent registered public accounting firm for 2018 (page 33)

The Audit Committee and the Board believe the retention of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018 is in the best interests of the Company and its shareholders. Although the Audit Committee has sole authority to appoint the Company’s independent auditors, as a matter of good corporate governance, shareholders are being asked to ratify the Audit Committee’s appointment.	FOR

Item 4. Transact such Other Business as May Properly Come Before the Meeting or any Postponement of Adjournment thereof (page 33)

Should any other business come before the meeting, and management is not aware of any at this time and does not expect any, the persons named in the proxy will vote on such business as their best judgment and discretion indicates.

Voting by proxy will not limit your right to vote at the meeting if you later decide to attend in person. Other than the approval of the matters listed above, we do not anticipate that any other matters will be raised at the meeting.

VOTING INFORMATION

RECORD DATE AND VOTING ELIGIBILITY

Only shareholders of record at the close of business on April 11, 2018 are entitled to vote at the Meeting. As of the record date, we had 49,080,114 Class A shares of common stock and 1,001,714 Class B shares of common stock outstanding and entitled to vote. If your shares are registered directly in your name with the Company’s registrar and transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered a shareholder of record with respect to those shares. If your shares are held in a bank or brokerage account, you are considered the “Beneficial Owner” of those shares, and should respond to the communication you receive from the holder of record as soon as possible so your shares can be represented at the meeting.

HOW TO VOTE

Shareholders of record may vote using any of the following methods:

1.	BY MAIL: If you received this Proxy Statement in conjunction with a Full Set Delivery request, then mark, sign and date your proxy card and return it in the postage-paid envelope provided. The named proxies will vote your stock according to your directions. If you submit a signed proxy card without indicating your vote, the person voting the proxy will vote your stock in favor of the proposals.

2.	BY TELEPHONE: Call toll-free (800) 652-VOTE (8683).

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Daylight Time on June 4, 2018.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

3.	BY INTERNET: http://www.envisionreports.com/cia

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Daylight Time on June 4, 2018.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

4.	IN PERSON: You may vote in person at the meeting. If your stock is held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, to be able to vote at the meeting.

REVOCATION OF PROXIES

A shareholder may revoke his or her proxy at any time before it is voted at the meeting by:

•	giving written notice to the Secretary of the Company;

•	if before the commencement of the meeting to the person serving as Secretary at the meeting site;

•	if delivered before the date of the Meeting, to the Office of the Secretary at Citizens’ offices, P. O. Box 149151, Austin, TX 78714-9151;

•	delivering no later than the commencement of the Meeting a properly-executed, later-dated proxy; or

•	voting in person at the meeting.

CITIZENS, INC. STOCK INVESTMENT PLAN PARTICIPANTS

The Company sends or forwards to each participant in the Company’s Stock Investment Plan all applicable proxy solicitation materials. Stock Investment Plan participants have the exclusive right to exercise all voting rights respecting shares credited to their respective accounts under the Stock Investment Plan. A participant may vote any of the participant’s whole or fractional shares of which he or she is the record holder in person or by proxy. Each participant’s proxy card includes the participant’s whole or fractional shares of the Company’s Class A common stock which he or she has the right to vote. A participant’s shares will not be voted unless a participant or the participant’s proxy votes them. As described below, the Stock Investment Plan administrator may submit a participant’s unvoted shares at a shareholders meeting for purposes of establishing a quorum, unless the participant objects by notifying us in writing. For more information about the Stock Investment Plan, please see the Stock Investment Plan prospectus contained in the Company’s Registration Statement on Form S-3, as amended, (Registration No. 333-185618) filed with the SEC.

QUORUM

At the Meeting, a quorum will require the presence, in person or by proxy, of the holders of a majority of the voting power represented by our shares of common stock entitled to vote. Proxies received but marked as abstentions and broker non-votes are counted as present for purposes of determining quorum. Additionally, unless a Stock Investment Plan participant notifies the Company in writing that it elects to withhold the Stock Investment Plan administrator’s authority, the plan administrator is deemed to have the written authorization to appear in person or by proxy at any annual or special meeting of shareholders of the Company and to submit the Participant’s unvoted shares at the meeting for the sole purpose of determining a quorum.

If a quorum is not present or represented at the meeting, the shareholders entitled to vote have the power to adjourn or recess the meeting without notice, other than announcement at the meeting, until a quorum is obtained. At a reconvened meeting where a quorum is obtained, any business may be transacted which might have been transacted at the meeting as originally noticed.

VOTING REQUIREMENTS

For Proposal No. 1— Election of Directors, you may vote “FOR” or “WITHHOLD” for each nominee, or “ABSTAIN” from voting. Under Colorado law, director nominees with the highest number of votes cast “FOR” their election will be elected to the Board. Cumulative voting is not permitted. Under our Articles of Incorporation and our Amended and Restated Bylaws (the “Bylaws”), the voting rights of our Class A and Class B shareholders are equal in all respects, except that Class B shareholders have the exclusive right to elect a simple majority of the Board, and our Class A shareholders have the exclusive right to elect the remaining directors. Because we have directors elected by two classes of shareholders, Class A director nominees receiving the highest number of votes cast “FOR” their election by Class A shareholders and Class B director nominees receiving the highest number of votes cast “FOR” their election by Class B shareholders will be elected to the Board of Directors. Votes that are withheld or voted in abstention will be excluded entirely from the vote and will have no effect other than for purposes of establishing quorum. According to New York Stock Exchange (“NYSE”) Rule 452, as amended, brokers who have not received instructions from their customers in uncontested elections may not vote shares held in street name in the election of directors, and in certain other matters. Therefore, regardless of the number of shares you hold or whether you cast a vote, providing your properly executed proxy is very important.

For Proposal No. 2—the approval, on a non-binding advisory basis of the compensation of the Company’s Named Executive Officers, referred to as Say-on-Pay, you may vote “FOR” or “AGAINST” each proposal or “ABSTAIN” from voting. Each proposal requires for approval that the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal. For these votes, abstentions and broker non-votes will be disregarded and will have no impact on the vote. Because your votes on executive compensation are advisory, they will not be binding upon the Company or the Board. However, the Compensation Committee will take into account the outcome of the votes when considering future executive pay.

For Proposal No. 3—the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2018, you may vote “FOR” or “AGAINST” such proposal or “ABSTAIN” from voting. Such proposal requires for approval that the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal. For these votes, abstentions and broker non-votes will be disregarded and will have no impact on the vote.

CONTROL OF THE COMPANY

CONTROLLING SHAREHOLDER

On September 21, 2017, the Company announced the passing of its founder, Mr. Harold E. Riley, former Chairman and Chief Executive Officer of the Company. He was 89 years old. At the time of his passing, Mr. Riley was not a board member or an executive officer of the Company. Mr. Riley was the beneficial owner of 100% of the Company’s Class B common stock, consisting of 1,001,714 shares (the “Class B Shares”) held by the Harold E. Riley Trust (“Trust”), of which Mr. Riley served as trustee. The Company’s Class A and Class B common stock are identical in all respects, except the Class B common stock elects a simple majority of the Board and receives one-half of any cash dividends paid, on a per share basis, to the Class A shares. The Class A common stock elects the remainder of the Board.

The Trust documents provided that upon Mr. Riley’s death, the Class B shares be transferred from the Trust to the Harold E. Riley Foundation, a charitable organization established under section 501(c)(3) of the Internal Revenue Code (the “Foundation”). The Foundation is organized as a public support charity for the benefit of its charitable beneficiaries, Baylor University and Southwestern Baptist Theological Seminary. The Foundation is governed by 11 trustees, consisting of five trustees appointed by Mr. Riley, three trustees appointed by Baylor University and three trustees appointed by Southwestern Baptist Theological Seminary.

The Foundation now beneficially owns 100% of the Class B shares described above; therefore the Foundation controls our Company.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows, as of April 11, 2018, certain information with regard to the beneficial ownership of our common stock:

•	by each of our directors and director nominees,

•	by each of the named executive officers as identified in the Summary Compensation Table found on page 22, and

•	by all of our named executive officers, directors and director nominees as a group.

Unless otherwise specified, the address for each person listed below is Citizens Inc., 2900 Esperanza Crossing, 2nd Floor, Austin, Texas 78758.

NAME OF BENEFICIAL OWNER	SHARES OWNED AND NATURE OF OWNERSHIP(1)	PERCENT OF OWNERSHIP (2)
Geoffrey M. Kolander	-0- Class A	N/A
Kay E. Osbourn	1,457 Class A	*
David S. Jorgensen	3,025 Class A	*
Jeffery P. Conklin	-0- Class A	N/A
James A. Eliasberg	-0- Class A	N/A
Terry B. Festervand	-0- Class A	N/A
Sidney L. Harp	-0- Class A	N/A
Robert M. Mauldin III	-0- Class A	N/A
Christopher W. “Chris” Claus	-0- Class A	N/A
J. D. “Chip” Davis, Jr.	-0- Class A	N/A
E. Dean Gage	3,024 Class A	*
Frank Keating	-0- Class A	N/A
Terry S. Maness	-0- Class A	N/A
Steven F. Shelton	3,039 Class A	*
Gerald W. Shields	-0- Class A	N/A
Robert B. Sloan, Jr.	23,843 Class A	*
Grant G. Teaff	20,208 Class A	*
Constance K. “Connie” Weaver	-0- Class A	N/A
All executive officers & directors as a group (18 individuals)	54,596 Class A	*

*	Less than one percent (1%).
(1)	Except as otherwise indicated, each person named in the table has sole voting and investment power with respect to all shares beneficially owned.
(2)	Based on 49,080,114 Class A shares of common stock outstanding as of April 11, 2018.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table lists certain entities known by Citizens, Inc. to own beneficially more than five percent of the outstanding shares of Citizens, Inc. common stock as of April 11, 2018. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

NAME AND ADDRESS	AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED	PERCENT OF OUTSTANDING SHARES
Galindo, Arias & Lopez (as trustee of four non-U.S. trusts and/or record holder) Ave. Federico Boyd y Calle 51 Este #18 Edificio Scotia Plaza, Piso 9 Panamá City, Panamá	4,221,871 Class A	8.6% (1)

Blackrock, Inc. 55 East 52nd Street New York, NY 10055	3,175,769 Class A	6.5% (2)

Harold E. Riley Foundation 4530 Stanley Avenue Ft. Worth, TX 76115	1,001,714 Class B	100%

(1)	Based on 49,080,114 Class A shares and 1,001,714 Class B shares of common stock outstanding as of April 11, 2018.
(2)	The share numbers and the information in this footnote were obtained from a Schedule 13G/A filed with the SEC on January 18, 2018 by Galindo, Arias & Lopez (“GA&L”), Gala Trust and Management Services, Inc. (“Gala Management”) and GAMASE Insureds Trust (“Gamase”) and, collectively with GA&L and Gala Management, the “reporting persons,”). GA&L is the sole owner of Gala Management and Regal Trust (BVI) Ltd. “(Regal), each of which serves as trustee for trusts that hold shares of the Company’s Class A common stock. Gala Management serves as trustee of Gamase, which holds 2,593,483 shares, or 5.3% of the Company’s Class A common stock, and as trustee of an additional trust that holds 260,784 shares of our Class A common stock, making Gala Management the indirect beneficial owner of 2,854,267 shares, or 5.8% of the outstanding Class A common stock. Regal serves a trustee of two trusts, one of which holds 1,133,318 shares of Class common stock and the other of which holds 234,286 shares, making Regal the indirect beneficial owner of 1,367,604 shares, or 2.8% of our Class A common stock. As sole owner of Gala Management and Regal, GA&L may be deemed to beneficially own all shares beneficially owned by them, or a total of 4,221,871 shares representing 8.6% of the Company’s outstanding Class A common stock.
(3)	The information was obtained from a Schedule 13G/A filed by Blackrock, Inc. with the SEC on January 29, 2018 reporting beneficial ownership as of December 31, 2017. Blackrock, Inc. reported that it has sole voting power with respect to 3,075,985 shares of Class A common stock and sole dispositive power with respect to 3,175,769 shares of Class A common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

A “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) during the Company’s last fiscal year in which the Company (including any of its subsidiaries) was, is or will be a participant, in which the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•	any person who is, or at any time during the year was, a director, nominee for director or an executive officer of the Company;

•	any person who is known to the Company to be the beneficial owner of more than 5% of our outstanding Common Stock;

•	any immediate family member of any of the persons referenced in the preceding two bullets, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the director, nominee for director, executive officer or more than 5% beneficial owner of our Common Stock, and any person (other than a tenant or employee) sharing the household of such director, director nominee, executive officer or more than 5% beneficial owner of our Common Stock; and

•	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

The Company identifies related persons using known business affiliations, quarterly disclosure meetings and information provided by directors in their annual conflict of interest questionnaires.

We have in place the following process controls to identify and approve transactions with related persons:

•	Management discusses related persons and affiliates as a standing agenda item during each quarterly disclosure meeting. Management requires that any new related person or affiliate transactions or changes to previously identified related party transactions be reported.

•	Potential related and affiliated party transactions are reviewed and analyzed at the affiliated entity/ subsidiary level (within the Citizens holding company structure) and if deemed to be affiliated transactions, those transactions are evaluated for consolidated financial reporting purposes as part of quarterly financial reporting and entry support is provided for each transaction.

•	Each director and officer completes an annual report (Conflict of Interest) that identifies any related person transactions. These forms are reviewed by the Board at the following board meeting. Company officers who provide certifications for quarterly and annual SEC reporting review them as well.

All related persons transactions must be approved by the Audit Committee in accordance with the Audit Committee charter.

When a related person transaction is proposed, the Audit Committee reviews: (1) the related person’s name and relationship to the Company; (2) the person’s interest in the transaction with the Company, including the related person’s position or relationship with, or ownership in, a firm, corporation, or other entity that is a party to or has an interest in the transaction; and (3) the approximate dollar value of the amount involved in the transaction, the nature and business purpose of the transaction and the related party’s interest in the transaction.

We are not aware of any transaction, or series of transactions, since January 1, 2017, or any currently proposed transactions to which we or any of our subsidiaries is to be a party, in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer, more than 5% shareholder or any member of the immediate family of the foregoing persons had, or will have, a direct or indirect material interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent shareholders are required to furnish the company with copies of all Section 16(a) reports they file.

Based solely upon a review of such reports and amendments furnished to us, we believe that during 2017 all Section 16(a) reports were timely filed, with the exception of a Form 3 Initial Statement of Ownership of Securities for Jeffery P. Conklin, which was filed approximately four weeks past the filing deadline for the date of the event requiring the disclosure. Mr. Conklin owned no Citizens, Inc. stock at the time of the filing.

GOVERNANCE

Our Company has adopted certain corporate governance best practices, including:

•	A majority of independent directors (the entire current board is independent)

•	An independent chairman

•	Independent Audit, Compensation, Investment and Nominating and Corporate Governance Committees

•	Annual director elections

•	Annual Board and committee self-assessments

•	Annual review of Code of Business Conduct & Ethics for all board members and employees

•	Annual distribution of Insider Trading Policy to all board members and employees

•	Annual Conflict of Interest Questionnaires for board members and officers

Our Company is a “controlled company” under the NYSE rules, because more than 50% of the voting power for election of directors is held by an individual, group or another company. As a “controlled company,” we are exempt from certain corporate governance requirements specified in the following sections of the NYSE Listed Company Manual: (i) Section 303 A.01—Independent Directors; (ii) Section 303A.04—Nominating/Corporate Governance Committee; and (iii) Section 303A.05—Compensation Committee. However, in an effort to establish more rigorous corporate governance practices than required under the NYSE’s controlled company exception, we have voluntarily complied with certain requirements, including having a majority of our Board consist of independent directors under the NYSE rules, and a Compensation Committee and Nominating and Corporate Governance Committee composed entirely of independent directors with a written charter governing their responsibilities.

DIRECTOR INDEPENDENCE

Our Board determines whether a director and nominee to be a director is “independent” in accordance with the NYSE requirements for independent directors (Section 303A of the NYSE’s Listed Company Manual). In order to be considered independent, other than in his or her capacity as a member of the Board of Directors or any board committee, a director may not accept any consulting, advisory or other compensation fees from Citizens, and may not be an affiliated person of Citizens or any subsidiary. In addition to compliance with NYSE independence requirements, the Board applies an additional independence standard that requires an affirmative determination that each independent director has no other material relationship with Citizens or its affiliates or any executive officer of Citizens or his or her affiliates that in the judgment of the Board would impair their effectiveness or independent judgment as a director.

Our Board of Directors has determined that all nine of our directors are independent as set forth in the NYSE independence requirements. In addition, our Board of Directors has determined each member of the committees of our Board of Directors is independent in compliance with the NYSE independence requirements.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Our business affairs are conducted under the direction of our Board of Directors. The Board of Directors held seven (7) meetings during 2017, at which all directors were present for at least 75% of the meetings, with the exception of Harold R. Riley and Dottie S. Riley who missed several meetings due to personal issues. Mr. and Mrs. Riley did not stand for reelection at our June 6, 2017 Annual Meeting of Shareholders. We do not have an attendance policy, although our directors are expected to attend Board meetings and our annual meeting of shareholders. In 2017, all of our directors and director nominees attended our annual meeting of shareholders, with the exception of Dottie and Harold Riley, who were not standing for reelection. To promote open discussion, the independent directors hold regularly scheduled executive sessions at our Board meetings, in which those directors meet without management participation and with only independent directors present. The director chosen to preside at these sessions rotates among independent directors in accordance with a rotation schedule approved by the Board of Directors.

During 2017, our Board of Directors approved the entry into a form of indemnification agreement with each of its executive officers and directors, and adopted amended and restated Bylaws to update and clarify the indemnification provisions of the Bylaws in accordance with the indemnification agreements and Colorado law.

To assist it in carrying out its duties, the Board has delegated certain authority to five separately-designated standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Investment Committee and the Executive Committee. As stated above, due to our status as a “controlled company” under NYSE rules, we are not required to maintain a Compensation Committee or Nominating Committee; however, we do so as a best practice within our Board structure. The specific functions of our committees are described below:

Audit Committee

Members: Directors Maness, Shields and Sloan

Number of Meetings in 2017: 4

The purpose of the Audit Committee is to assist the Board of Directors’ oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s financial reporting process;

•	the Company’s compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of the Company’s internal audit function and independent auditors.

A copy of our Amended and Restated Audit Committee Charter adopted on November 5, 2014 is posted on our website at www.citizensinc.com. The information is also available in print to any shareholder who makes a request. Please send a written request to the Secretary, Citizens, Inc., P. O. Box 149151, Austin, Texas 78714-9151.

See more about the Audit Committee and the Audit Committee Report beginning on page 13.

Compensation Committee

Members: Directors Teaff, Davis and Shelton

Number of meetings in 2017: 4

The Compensation Committee is responsible for:

•	approving and evaluating director and executive officer compensation, plans, policies and programs;

•	reviewing and making recommendations to the Board of Directors with respect to incentive compensation and equity-based plans;

•	reviewing market data to assess the competitive position of the Company’s executive compensation;

•	retaining, in the committee’s sole discretion, a compensation consultant to assist the committee and the Board in evaluating director and executive officer compensation;

•	reviewing, discussing and refining the Compensation Discussion & Analysis (“CD&A”) for inclusion in the Company’s proxy statement; and

•	evaluating the risks and rewards associated with the Company’s compensation policies and practices.

A copy of our Amended and Restated Compensation Committee Charter adopted on November 5, 2014 is posted on our website at www.citizensinc.com. The information is also available in print to any shareholder who makes a request. Please send a written request to the Secretary, Citizens, Inc., P. O. Box 149151, Austin, Texas 78714-9151.

See more about our Compensation Committee and our CD&A beginning on page 17.

Executive Committee

Members: Directors Davis, Claus, Maness, Shields and Sloan

Under our Bylaws, the Board of Directors may designate an Executive Committee to consist of a majority of independent directors with at least three but not more than five directors representing both classes of common stock, one of whom must be the Chairman of the Board. The Executive Committee may exercise all authority of the Board in the management of the business and affairs of the Corporation, unless restricted by the Colorado Business Corporations Act, our Articles of Incorporation or Bylaws, or other applicable law. The Executive Committee approves Company actions by unanimous written consent of the members, and there were thirteen (13) such consents in 2017.

Nominating and Corporate Governance Committee

Members: Directors Gage, Claus, Keating and Shelton

Number of Meetings in 2017: 2

The purposes and responsibilities of the Nominating and Corporate Governance committee are to:

•	identify, recruit and recommend candidates for our Board of Directors.

•	develop, recommend to the Board and assess corporate governance policies for the Company;

•	oversee the evaluation of the Board of Directors;

•	apprise the Board of corporate governance developments and practices, taking into account the long-term best interests of the Company’s shareholders and the Company’s controlled-company status under NYSE Rules.

When identifying and evaluating nominees for election to the Board, our Nominating and Corporate Governance Committee looks for individuals who are highly qualified in terms of business experience and both willing and expressly interested in serving on the Board. At a minimum, an individual nominated for consideration by the Board should possess personal and professional integrity, sound judgment and forthrightness. While our Board does not have an express policy with regard to the consideration of diversity in identifying director nominees, the Board has discussed and will be promoting efforts to enhance diversity as pertains to Board composition. Our Board has a policy to consider properly submitted shareholder recommendations for candidates for a Class A director position, which candidates must satisfy the same criteria as those selected by the Nominating and Corporate Governance Committee. A shareholder wishing to propose a candidate for the Board’s consideration should follow the procedures in our Bylaws pertaining to shareholder nominations and proposals.

A copy of our Corporate Governance Guidelines, revised January 26, 2018, and a copy of our Nominating and Corporate Governance Committee Charter adopted on June 7, 2016 are posted on our website at www.citizensinc.com. The information is also available in print to any shareholder who makes a request. Please send a written request to the Secretary, Citizens, Inc., P. O. Box 149151, Austin, Texas 78714-9151.

Investment Committee

Members: Directors Claus, Davis and Shields

The Investment Committee was formed in November 2017 and held its first meeting in 2018. The purpose of the Investment Committee is to assist the Board in reviewing and overseeing the investment policies, objectives, strategies, portfolio, transactions and performance of the Company and its subsidiaries.

A copy of our Investment Committee Charter, adopted February 12, 2018, is posted on our website at www.citizensinc.com. The information is also available in print to any shareholder who makes a request. Please send a written request to the Secretary, Citizens, Inc., P. O. Box 149151, Austin, Texas 78714-9151.

BOARD LEADERSHIP STRUCTURE AND RISK OVERSIGHT

During 2016, our Board of Directors adopted amended and restated Bylaws allowing for the separation of the Chairman and Chief Executive Officer roles and elected an independent Chairman. These changes provided needed flexibility for the Board to select the appropriate leadership structure for the Company and an effective balance between strong executive leadership and appropriate safeguards and oversight by independent directors. Under the amended and restated Bylaws, the Board designates a Chairman from among its members who shall preside at all meetings of the shareholders and the Board. The Board appoints the Chief Executive Officer to have general charge and supervision of the business and affairs of the Company and to perform such other duties as the Board may prescribe from time to time.

All nine of our Directors are independent. At each Board meeting, our independent directors meet in executive session without management present. These sessions allow the independent directors to review key decisions and discuss matters in a manner independent of management.

Our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Executive Committee are comprised entirely of independent directors and chaired by independent directors. We do not have a lead independent director.

Effective risk oversight is an important priority for the Board. While it is the job of the CEO and senior management to assess and manage the Company’s risk exposure through its enterprise risk management function (“ERM”), in accordance with NYSE requirements, the Audit Committee of its Board of Directors is charged with discussing guidelines and policies to govern the process by which ERM is handled. The Audit Committee discusses the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

The categories of risk exposures assessed and managed by senior management include, but are not limited to:

•	market risk, including credit, interest rate, equity market and foreign exchange;

•	liquidity and capital requirements of the Company;

•	insurance risks, including those arising out of catastrophes and acts of terrorism;

•	legal and compliance risks;

•	cybersecurity risk; and

•	any other risk that poses a material threat to the strategic viability of the Company.

Although risk oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees beginning on page 9, the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committees’ considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

The Audit Committee meets at least quarterly with our independent registered public accounting firm, our internal auditor and our Chief Financial Officer and receives a comprehensive financial report discussing the Company’s risk exposures and the processes in place to monitor and control such exposures.

In addition to the Audit Committee, the Compensation Committee considers the risks and rewards that may be implicated by our executive compensation, philosophy and programs, and the Nominating and Corporate Governance Committee oversees the Company’s governance practices, director succession and committee composition and leadership to manage risks associated with corporate governance.

CODE OF ETHICS

Our Board of Directors has adopted a Code of Business Conduct and Ethics (“Code”), which we have posted on our website located at www.citizensinc.com. You may also obtain a copy of our Code by requesting one copy in writing addressed to Citizens, Inc. at 400 East Anderson Lane, Austin, Texas 78752, Attn: President or General Counsel.

Our Code provides general statements of our expectations regarding ethical standards we expect our directors, officers and employees to adhere to while acting on our behalf. Among other things, the Code provides that:

•	We will comply with all laws, rules and regulations.

•	Our directors, officers and employees are to avoid conflicts of interest and are prohibited from competing with us or personally exploiting our corporate opportunities.

•	Our directors, officers and employees are to protect our assets and maintain our confidentiality;

•	We are committed to promoting values of integrity and fair dealing.

•	We are committed to accurately maintaining our accounting records under generally accepted accounting principles and timely filing our periodic reports.

Our Code also contains procedures for our employees to report, anonymously or otherwise, violations of the Code.

ANNUAL CEO CERTIFICATION

The NYSE rules require each listed company CEO to verify each year that he or she is not aware of any violation by the company of NYSE corporate governance listing standards. Accordingly, Geoffrey M. Kolander filed his certification with the NYSE on July 3, 2017, and certified, without qualification, that he was not aware of any violation by the Company of NYSE corporate governance listing standards.

AUDIT

AUDIT COMMITTEE

Our Audit Committee reports to and acts on behalf of the Board of Directors by providing oversight of our financial management, independent registered public accounting firm and financial reporting procedures.

Committee Membership:

Dr. Terry S. Maness, Chairman

Mr. Gerald W. Shields

Dr. Robert B. Sloan, Jr.

Our Class A common stock is listed for trading on the NYSE. Pursuant to NYSE rules, the Audit Committee is comprised of three or more directors as determined by the Board of Directors, each of whom is independent. Our Board of Directors has determined that all of the members of the Audit Committee are independent, as defined in the listing standards of the NYSE and the rules of the SEC.

Our Board of Directors has determined Dr. Terry S. Maness is qualified as an “audit committee financial expert” as that term is defined in the rules of the SEC. Dr. Maness has served as Dean of Baylor University’s Hankamer School of Business since 1997. He previously served as Associate Dean for Undergraduate Programs and as Chairman of the Department of Finance, Insurance and Real Estate. He is the author of five books about financial analysis and financial management, and also a contributing author to various publications, such as Journal of Finance, Journal of Banking and Finance, Journal of Financial Education, Journal of Portfolio Management, Journal of Financial and Quantitative Analysis, Journal of Futures Markets, Journal of Cash Management and Corporate Controller. A Certified Cash Manager (CCM), Dr. Maness frequently serves as a consultant for small business valuations.

Primary Responsibilities:

•	Assists the full Board in fulfilling its oversight responsibilities as they relate to our accounting policies, internal controls, financial reporting practices and legal and regulatory compliance.

•	Responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm (“Independent Auditor”).

•	Monitors the independence and performance of our Independent Auditor and internal auditors.

•	Maintains, through regularly scheduled meetings, a line of communication between the Board and our financial management, any internal auditors and our Independent Auditor.

•	Oversees compliance with our policies for conducting business, including ethical business standards.

•	Oversees our assessment of internal controls as required by the Sarbanes-Oxley Act.

•	Oversees risk management and the Company’s enterprise risk management program.

•	Approves related party transactions.

2017 Key Actions:

•	Reviewed the Company’s quarterly and annual results.

•	Reviewed the activities and findings of the Company’s internal audit function.

•	Reviewed the findings of the Company’s Internal Control Task Force.

•	Actively engaged executive management on improvements to the Company’s internal control environment.

•	Reviewed its charter.

•	Performed a self-assessment.

•	Met independently with our Independent Auditor.

•	Approved a change in our Independent Auditor.

How the Audit Committee Functions:

Regular audit committee meetings generally take place immediately before a Board meeting to maximize interaction with the Board. The Committee also meets before the Company issues its quarterly and annual financial results. The meetings typically include the CEO and CFO, along with other senior management, and the internal auditors.

At each regular committee meeting, the committee conducts a review session at which senior management provides briefings on current issues, trends and developments, and is briefed by the Chief Financial Officer on the financial results. Following a report by the internal auditor, representatives of our Independent Auditor are invited into the meeting to present their findings. The Committee also meets separately with the Independent Auditor representatives and/or the lead audit partner upon request. The Committee reports regularly to the Board of Directors.

Appointment of the Independent Registered Public Accounting Firm:

In determining each year whether to reappoint the Independent Auditor or engage another firm, the Audit Committee considers, among other things:

•	the historical and recent performance of the Independent Auditor on the Company’s audit;

•	external data relating to the performance of the Independent Audit firm, including recent Public Company Accounting Oversight Board (PCAOB) reports on the Independent Auditor and its peer firms;

•	the firm’s tenure as our Independent Auditor and its familiarity with our operations;

•	the firm’s capability and expertise in handling the complexity of our operations;

•	the independence of the auditing firm; and

•	the appropriateness of the Independent Auditor’s fees, on both an absolute basis and as compared to its peer firms.

On June 30, 2017, the Company was notified by its former Independent Auditor, Ernst & Young LLP (“EY”) of EY’s decision to resign as the Company’s Independent Auditor. EY continued to serve as the Company’s Independent Auditor for the duration of its review of the Company’s interim financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017. During the fiscal years ended December 31, 2015 and 2016 and through June 30, 2017, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EY, would have caused EY to make reference to the subject matter of such disagreements in connection with its reports on the financial statements for such years.

EY’s reports on the Company’s financial statements for the fiscal years ended December 31, 2015 and 2016 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s fiscal years ended December 31, 2015 and 2016 and through June 30, 2017, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K), except that management identified a material weakness in the Company’s internal control over financial reporting related to ineffective management review control as it pertained to the Company’s tax review of external tax experts’ complex documentation for the fiscal year ended December 31, 2015. Management also identified material weaknesses in the Company’s internal control over financial reporting related to ineffective data validation and management review controls, ineffective supervision of third-party service organization and ineffective staff competency for the fiscal year ended December 31, 2016. However, there was no disagreement between the Company and EY with respect to these determinations. The Audit Committee authorized EY to respond fully to any inquiries of the Company’s successor independent registered public accounting firm concerning these material weaknesses, and EY agreed to provide such information.

On September 8, 2017, the Company announced that following the conclusion of a previously announced auditor selection process led by the Audit Committee, the Company selected and engaged Deloitte & Touche LLP to serve as its independent registered public accounting firm for the year ending December 31, 2017.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in fulfilling its oversight responsibilities relating to the Company’s financial statements, financial reporting process, internal controls, internal audit function and annual independent audit. The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. In their oversight role, the members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by our management and the independent registered public accounting firm.

Management is responsible for preparing our financial statements and our independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by our management and our independent registered public accounting firm. The Audit Committee is also responsible for establishing procedures to address complaints regarding accounting, internal control or auditing issues, as well as the anonymous submission by employees of concerns regarding accounting or auditing matters. In this context, the Audit Committee routinely meets and holds discussions with management and our independent registered public accounting firm. Management represented to the Audit Committee our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and the Audit Committee has reviewed and discussed the consolidated financial statements with management and our independent registered public accounting firm.

The Audit Committee has discussed with Deloitte & Touche, LLP, our independent registered public accounting firm for our financial statements, the independent registered public accounting firm’s matters required to be discussed by AS No. 1301, Communications with Audit Committees, and applicable SEC Rules. In addition, our independent registered public accounting firm provided to the Audit Committee the written disclosures required by Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence, and the Audit Committee and our independent registered public accounting firm have discussed their independence from us and our management, including the matters in those written disclosures.

The Committee has discussed with our independent registered public accounting firm its evaluations of our internal accounting controls and the overall quality of our financial reporting.

In reliance on the reviews and discussions with management and our independent registered public accounting firm referred to above, the Audit Committee recommended to the Board of Directors and the Board has approved, the inclusion of the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.

Principal Accountant Fees and Services

During 2017 and 2016, the following fees were billed to us by our principal accountants:

AUDIT FEES*	2017	2016
Audit Fees	$4,018,725	$3,412,883
Audit-Related Fees	35,220	33,349
Tax Fees	25,500
All Other Fees

TOTAL	$4,079,445	$3,446,232

*The amount of the audit fees and charges billed over the last two years are unusually large by virtue of the previously disclosed failure of information technology general controls which required a detailed substantive audit approach. The fees for 2017 reflect the combined fees and charges from both Ernst & Young and Deloitte.

To help assure independence of our independent registered public accounting firm, our Audit Committee has established a policy whereby all audit, review, attest and non-audit engagements of the principal accountant or other firms must be approved in advance by the Audit Committee; provided, however, that de minimis non-audit services may instead be approved in accordance with applicable SEC rules. This policy is set forth in our Audit Committee Charter. Of the fees shown in the table which were billed by our principal accountants in 2017 and 2016, 100% were approved by the Audit Committee.

AUDIT COMMITTEE

Dr. Terry S. Maness, Chairman

Gerald W. Shields

Dr. Robert B. Sloan, Jr.

COMPENSATION

COMPANY OFFICERS

The following table sets forth certain information concerning our officers as of the record date for the Meeting. Our officers are elected annually by the Board of Directors at the first meeting of the Board following each annual meeting of shareholders:

NAME	AGE	POSITION
Geoffrey M. Kolander(1)	42	President and Chief Executive Officer
Kay E. Osbourn(2)	51	Executive Vice President and Chief Financial Officer
Sidney L. Harp II(3)	68	Executive Vice President and Director of Agency
Gregory S. Broer(4)	54	Senior Valuation Actuary
W. Scott Buchholtz(5)	46	Vice President, Human Resources
Jeffery P. Conklin(6)	48	Vice President, Chief Accounting Officer and Treasurer
James A. Eliasberg(7)	60	Vice President, Chief Legal Officer and Corporate Secretary
Terry B. Festervand(8)	65	Vice President, Chief Operations Officer
Robert M. Mauldin III(9)	57	Vice President, Chief Marketing Officer
Cheri D. Duncan(10)	69	Assistant Secretary

(1)	Geoffrey M. Kolander was appointed President and Chief Executive Officer on September 12, 2017, having served as Chief Executive Officer from November 2016, and as Senior Vice President, Chief Legal Officer and Corporate Strategy Officer since June 2015. He joined Citizens in 2006 as Vice President and General Counsel of the Company, and was appointed Corporate Secretary in 2007 and Executive Vice President in January 2010. Mr. Kolander is a licensed attorney in Colorado, New York and Texas.
(2)	Kay E. Osbourn was appointed Executive Vice President, Chief Financial Officer and Chief Investment Officer on September 12, 2017, having served as President since November 2016 and as Interim CEO from June 7 – November 6, 2016. She joined us as Vice President, Internal Audit, in April 2008. In March 2009, she became our Vice President, Treasurer and Chief Financial Officer, and was appointed Executive Vice President in January 2010. She continued her role as Treasurer and Chief Financial Officer until such time as a successor was appointed in the fourth quarter of 2015. Prior to joining us, Ms. Osbourn served as Vice President, Assistant Treasurer and Controller for National Western Life Insurance Company from 2002 to 2008.
(3)	Sidney L. Harp joined our subsidiary, Security Plan Life Insurance Company (“Security Plan”) in 1971 and has served continuously in various executive capacities in our Home Service Division since that time, including management responsibility over Security Plan Fire Insurance Company and Magnolia Guaranty Life Insurance Company (“Magnolia”). Sid is responsible for Security Plan and Magnolia field operations.
(4)	Gregory S. Broer, CFA, FSA, MAAA, CPA, joined the Company in June 2017 as Vice President, Chief Actuary. Prior to joining us, Mr. Broer served in Actuarial Valuation and Consolidation for AIG Life and Retirement from 2013 to 2017, and in various other actuarial capacities for AIG since 2010. He also worked with KPMG, where he helped clients implement SFAS No. 97, performed company valuations, and participated in audits and state examinations. Some of Mr. Broer’s prior experience also includes asset liability management, internal audit, financial reporting, consulting actuary, individual life product development, group health renewal pricing and audit.
(5)	W. Scott Buchholtz joined the Company in January 2017 as Vice President, Human Resources. Prior to joining Citizens, Mr. Buchholtz was the Human Resources Director for the Railroad Commission of Texas, joining that organization in 2016. He served as Director of Human Resources for D&S Community Service from 2015 to 2016 and from April 2012 to June 2015, he was Manager of Employee Programs, Compensation and Benefits for the Lower Colorado River Authority.

(6)	Jeffery P. Conklin joined the Company in May 2017 as Vice President, Chief Accounting Officer, and also was appointed Treasurer in September 2017. Mr. Conklin came to Citizens with over 25 years of life insurance and financial reporting experience, having worked at Zurich Life and Jackson National Life prior to joining AIG in 2004, where he served thirteen years in various capacities including Vice President of Financial Reporting, and Vice President of Special Projects. In addition to financial reporting, Mr. Conklin brings Citizens expertise in budgeting, financial analysis and implementation of strategic accounting initiatives.
(7)	James A. Eliasberg joined the Company in February 2018 as Vice President, Chief Legal Officer and Corporate Secretary. After graduating from the University of Chicago Law School in 1984, Mr. Eliasberg has practiced in the business, transactional and corporate areas, dividing his career between private and in-house practice. He has extensive general counsel experience, having served in that role with Taco Cabana, WSNet and, most recently, with Golfsmith. He served as Vice President, General Counsel and Secretary of Golfsmith from 2010 to 2014 and has practiced law in the business and transactional area, both as Of Counsel to Reed & Scardino and as a solo practitioner from 2014 until joining the Company
(8)	Terry B. Festervand joined the Company in February 2017 as Vice President, Chief Operations Officer. She came to us with over 18 years of insurance experience at American International Group, Inc. (“AIG”). Terry joined AIG in 1998, and was at one time the Director of Global Sarbanes Oxley (“SOX”) Compliance (AIG Corporate, New York). She also led the development and implementation of a SOX compliance program throughout AIG’s worldwide operations. Ms. Festervand brings Citizens’ team expertise in coordinating public traded company responsibilities with insurance operations, having been an Executive Vice President, Chief Financial Officer at AIG (Advisor Group, Atlanta).
(9)	Robert M. Mauldin III joined the Company in July 2017 as Vice President, Chief Marketing Officer. He came to us with over 25 years of experience in marketing, product management and innovation with Bank of America (from 2006 to 2015) and USI Inc. (from 2015 to 2017), having implemented numerous industry-first initiatives that continue to shape the financial services industry today. Mr. Mauldin brings expertise in project management, change management, process improvement, strategic planning and innovation to the Citizens’ team.
(10)	Cheri D. Duncan was appointed Assistant Secretary of the Company in February 2017. She served as Corporate Secretary of Citizens and its subsidiaries since June 2015, as Assistant Secretary of Citizens’ subsidiaries since 2010 and in various related capacities for Citizens since 2004. She remains Corporate Secretary of Citizens, Inc.’s subsidiaries.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Compensation Philosophy and Objectives. Consistent with the oversight obligations established in its charter, our Compensation Committee undertook a comprehensive review of Citizens’ compensation philosophy, objectives, programs and policies. In 2016, 2017 and again in 2018 the Committee engaged a leading independent compensation consulting firm, F.W. Cook & Co., to assist with the evaluation, compared Citizens’ compensation practices to other comparable peer group public companies and evaluated alternatives. This evaluation is discussed in more detail below under “Compensation Comparables” and “Comparative Compensation Analysis.” Citizens’ executive compensation program focuses on:

•	Providing competitive total compensation that will attract, retain, engage and motivate high-performing executives;

•	Aligning Citizens’ compensation plans with its short- and long-term business strategies and objectives;

•	Aligning the financial interests of Citizens’ executives with its shareholders through a long-term incentive plan and equity awards; and

•	Instilling a pay for performance culture.

Overview of Compensation Program. In 2017, the Compensation Committee also awarded cash bonuses to its top five executives in recognition of their achievement of certain milestones set forth by the Compensation Committee and approved by the Board, which are reported under “Non-equity Incentive Plan Compensation” in the Summary Compensation Table. These milestones included, but were not limited to: (1) developing strategic initiatives and specific actions in connection with the analysis and refinement of our international business model; (2) specific improvements in our information technology infrastructure; (3) addressing certain identified regulatory issues; and (4) developing a strategy for the completion of the executive team. As the level of progress toward the milestones in 2017 exceeded the established expectations, and goals beyond those specifically delineated were met, the Compensation Committee elected to make bonus awards in excess of the specified targets.

The Compensation Committee implemented several changes to our compensation program for 2017, including:

•	Structured total compensation based on three principal components – (1) a base salary, (2) an annual incentive bonus opportunity and (3) long-term equity awards. These three components are consistent with the approach taken by many public companies for senior level executives. Although we paid out base salary and cash bonuses to our NEOs in 2017, we did not award any equity awards during the year.

•	Entered into employment agreements with its top two executive officers that provide for, among other things, a base salary, an annual target bonus opportunity, a cash retention bonus, and certain payments upon termination of employment triggered by a change of control.

•	Adjusted total compensation levels of our executive officers and non-employee directors to more closely align with the median of Citizens’ Comparable Group.

In addition, at our 2017 Annual Meeting of Shareholders, our shareholders approved the Citizens, Inc. Omnibus Incentive Plan (the “Incentive Plan”), which will comprise an important component of the Company’s newly redesigned compensation program. Pursuant to the Incentive Plan, the Compensation Committee may award equity compensation to our executive officers, directors or employees, which the Company believes will help recognize the contributions made to the Company by such award recipients, incentivize them to devote themselves to the future success of the Company, and improve the Company’s ability to attract, retain, and motivate individuals upon whom the Company’s sustained growth and financial success depend. The Compensation Committee did not grant any equity awards under the Incentive Plan during 2017. However, on February 15, 2018, the Compensation Committee made an initial grant of restricted stock units (“RSUs”) to each of its officers and directors under the Incentive Plan.

Compensation Performance Analysis. Our executive team is led by several key executive officers – Geoff Kolander, President and Chief Executive Officer, Kay Osbourn, Executive Vice President and Chief Financial Officer, Terry Festervand, Chief Operations Officer, Jeff Conklin, Chief Accounting Officer, Robert Mauldin, Chief Marketing Officer and Jim Eliasberg, Chief Legal Officer. Mr. Kolander and Ms. Osbourn have employment contracts with the Company. The remainder of our executive officers are employed on an “at-will” basis. On an annual basis, the Compensation Committee, with input from management, establishes milestones against which the performance of the executive team may be evaluated and on which bonus payments are based.

Compensation Comparables. As part of its compensation review, the Compensation Committee assessed the competitiveness of Citizens’ compensation program using data compiled by its compensation consultant on a peer group of comparable public companies. This group may differ from peer groups used by shareholder advisory firms. The group, which may be modified from time to time, consists of companies that are generally comparable to us in size, financial profile and scope of operations and, in certain cases, against which we may compete for executive talent. The comparable group data was derived from two survey sources and represented a 50/50 blend of each of Towers Watson General Industry Data, regressed to companies having $250 million in revenues, and Towers Watson Financial Services Data consisting of companies with revenues greater than $300 million (the “Comparable Group”).

Comparative Compensation Analysis. The Compensation Committee generally aims to provide total compensation around the median for like positions at Comparable Group companies, taking into account Citizens’ assets, revenues, market capitalization and relatively unique business model relative to other companies in the Comparable Group. The overall results of the comparables study provided additional information for the Compensation Committee to consider. The independent consultant’s analysis revealed the amount of base salary and total compensation for our Chief Executive Officer was generally below the median compensation of our Comparable Group. Mr. Kolander’s 2017 salary of $600,000 was below the median CEO base salaries of our Comparable Group and well below the salaries of one of our two previous CEOs, Harold Riley ($1,000,000). The Compensation Committee approved a base salary increase for Mr. Kolander as Chief Executive Officer to $700,000 in 2018. The base salary increase plus the target bonus opportunity and retention awards under Mr. Kolander’s employment agreement would bring the amount of total compensation for our CEO in 2018 to the 50th percentile of the Comparable Group, which the Compensation Committee, after receiving input from its compensation consultant, believed was appropriate. Working with its compensation consultant, the Compensation Committee conducted a similar analysis of the compensation for Kay Osbourn, our CFO, and our other C-Level executives and made similar adjustments to her compensation for 2018 to align with the median levels of like positions in the Comparable Group.

The Compensation Committee followed a similar, albeit less elaborate, process with respect to comparing the compensation for our other executives. These salaries were not objectively determined, but instead reflect the levels the Compensation Committee concludes were appropriate based upon our compensation philosophy and the experience and tenure of our other senior executives. In addition, the Compensation Committee, in conjunction with senior executive management, performed a review of proposed compensation for all other management personnel.

Non-Employee Director Compensation Changes. In November 2016, the Compensation Committee reviewed the design and competitive positioning of our non-employee director compensation program. Its independent compensation consultant provided a competitive analysis based on compensation benchmarks from industry reports on companies with similar revenues and market capitalization (the “Peer Group”). The reports used by the compensation consultant included the 2016 – 2017 NACD Director Compensation Report, consisting of companies between $50 million and $500 million in revenue, the Frederic W. Cook 2015 Director Compensation Report, consisting of companies with less than $1 billion in market capitalization, and the 2015 BDO 600 Survey of Board Compensation Practices, consisting of companies between $25 million and $325 million in revenue. The analysis took into account our board and committee structure, board leadership structure, number of meetings held during 2016 and data on director compensation at peer companies. Annual board cash retainer for our Board members is $105,000 annually, and directors serving as chairman of committees receive an additional $10,000 in compensation to recognize their Board leadership roles and additional responsibilities. In addition, following shareholder approval of our Citizens, Inc. Omnibus Incentive Plan, the Compensation Committee introduced an equity award component of director and officer compensation to more closely align our director’s financial interests with our shareholders. However, no equity awards were paid to our directors in 2017.

Role of the Compensation Committee. Our executive compensation program is administered by the Compensation Committee, which is composed entirely of independent directors. The Compensation Committee is responsible for designing our executive compensation program, including each element of the program, and determining and approving total executive remuneration. Each year, the Compensation Committee reviews a competitive analysis and assessment of the compensation provided to executive officers and approves executive compensation based on this review. Our CEO does not participate in the Compensation Committee’s deliberations or decisions with regard to his own compensation, and the Compensation Committee’s decisions with respect to our executive officers’ compensation are reviewed and approved by the independent members of the Board of Directors as a group. The Compensation Committee may form and delegate authority to subcommittees.

Role of the Independent Compensation Consultant. Under its charter, the Compensation Committee is authorized to engage its own independent advisors to assist in carrying out its responsibilities. In September 2016, the Compensation Committee retained F.W. Cook as its independent compensation consultant to perform work in 2016, 2017 and 2018. F.W. Cook reported directly to the Compensation Committee, and the Compensation Committee oversaw the fees paid for F.W. Cook’s services. F.W. Cook provided the Compensation Committee with independent and objective guidance on executive compensation and how our executive compensation program compares to other companies’ executive compensation programs, as well as guidance on market trends, evolving regulatory requirements, executive employment agreements, nonemployee director compensation, peer group composition and other matters as requested by the Compensation Committee. F.W. Cook also provided objective guidance regarding management’s executive compensation recommendations, with the instruction that F.W. Cook was to advise the Compensation Committee independent of management and to provide such advice for the benefit of the Company and its shareholders. F.W. Cook did not provide any consulting services to us beyond its role as a consultant to the Compensation Committee. The Compensation Committee conducted an assessment of the independence of F.W. Cook pursuant to SEC rules and, following that assessment, concluded that no conflict of interest exists that would prevent F.W. Cook from serving as an independent consultant to the Compensation Committee.

“Say-on-Pay” and “Say-on-Frequency.” In 2017, 65.17% of the votes cast were in favor of the non-binding advisory vote to approve executive compensation. The Compensation Committee took into account these results when considering the changes to the Company’s compensation program and the Committee’s decisions regarding executive compensation. At the 2018 annual meeting of shareholders, we will again hold a “Say-on-Pay” vote and will consider such voting results in the future.

REPORT OF THE COMPENSATION COMMITTEE

The Board of Directors discussed the Compensation Committee’s recommended 2018 compensation and adopted the recommendations as proposed. 2017 executive compensation remained largely unchanged for our top named executive officers while the Compensation Committee conducted its compensation review.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s 2017 Annual Report on Form 10-K, which the Board approved unanimously.

COMPENSATION COMMITTEE

Grant G. Teaff, Chairman

J. D. “Chip” Davis, Jr.

Steven F. Shelton

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is comprised entirely of the three independent Directors listed above. No member of the Compensation Committee is a current, or during 2017 was a former, officer or employee of the Company or any of its subsidiaries. During 2017, no member of the Compensation Committee had a relationship that must be described under the SEC rules relating to disclosure of related person transactions. In 2017, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee of the Company.

NAMED EXECUTIVE OFFICER COMPENSATION

The following table presents the aggregate compensation earned by our principal executive officer, our principal financial officer and our most highly compensated executive officers for 2017. There has been no compensation awarded to, earned by or paid to any employee required to be reported in any table or column in any fiscal year, other than what is set forth in the table below.

SUMMARY COMPENSATION TABLE

Annual Compensation

NAME AND PRINCIPAL POSITION	YEAR	SALARY		NON-EQUITY INCENTIVE PLAN COMPENSA- TION(1)			ALL OTHER COMPENSATION (2)			TOTAL
PEO – PRINCIPAL EXECUTIVE OFFICER		$		$			$			$
Geoffrey M. Kolander	2017		600,000		630,000			12,675			1,242,675
President and Chief Executive Officer	2016 2015		400,308 379,173		150,000 -0-			12,731 496			563,039 379,669

PFO – PRINCIPAL FINANCIAL OFFICER
Kay E. Osbourn (3)	2017		450,000		405,000			11,775			868,792
Executive Vice President,	2016		400,308		150,000			11,580			561,888
Chief Financial Officer and	2015		379,173		-0-			8,098			387,271
Chief Investment Officer

David S. Jorgensen (4),	2017		350,000		-0-			10,600			362,617
General Manager for International Operations, CICA Life Ltd.	2016 2015		395,304 43,751		100,000 -0-			5,295 300			500,599 44,051

Terry B. Festervand (5)	2017		293,337		176,000			-0-			471,354
Chief Operations Officer

Sidney L. Harp II (6)	2017		293,550		5,000	(7)		11,775			310,125
Executive Vice President and Director of Agency, Home Service Division	2016 2015		285,300 275,004		-0- -0-			11,044 12,420			296,344 287,425

Robert M. Mauldin III (8)	2017		141,166		47,000	(9)		29,696	(10)		217,862
Chief Marketing Officer

(1)	This amount reflects the cash bonus awards earned by each named executive officer in recognition of achievement of certain milestones set forth by the Compensation Committee and approved by the Board.
(2)	This amount includes any applicable allocation of a Company contribution to its qualified 401(k) and Profit Sharing Plan (the “Plan”), along with allocated amounts from forfeitures and investment earning from the Plan, as well as reimbursement for cell phone usage.
(3)	Kay E. Osbourn was appointed Chief Financial Officer on September 12, 2017, having formerly served as President.

(4)	David S. Jorgensen served as Chief Financial Officer from November 15, 2015 through September 11, 2017, and continues to serve as General Manager for International Operations of our subsidiary, CICA Life Ltd. (Bermuda).
(5)	Terry B. Festervand joined the Company as Chief Operations Officer in February 2017.
(6)	Sidney L. Harp II serves as Executive Vice President and Director of Agency for our Home Service Division.
(7)	This bonus was allocated in 2017 and paid in 2018.
(8)	Robert M. Mauldin III joined the Company as Chief Marketing Officer in July 2017.
(9)	This amount consists of a prorated target percentage bonus of $47,000.
(10)	Consists of $29,696 in relocation expenses.

Our employees are covered under our qualified 401(k) Retirement and Profit Sharing Plan (the “Plan”) unless the subsidiary they are operating under has not adopted the Plan. Under the terms of the Plan, eligible employees who have completed one year of service are qualified to participate. Employees are always 100% vested in their contributions and investment earnings from those contributions, and vesting of the employer match and profit sharing contributions begins following completion of two years of service until employees become fully vested after six years of service. Profit sharing contributions are discretionary and are determined by the Board of Directors based on the profitability of the Company. No Company contribution was made in fiscal years 2015, 2016 or 2017.

EXECUTIVE EMPLOYMENT AGREEMENTS

On January 16, 2017, we entered into employment agreements (individually, an “Employment Agreement,” and together, the “Employment Agreements”) with three of our executive officers – Geoffrey M. Kolander, Chief Executive Officer, Kay E. Osbourn, who was then President, and David S. Jorgensen, who was then Vice President, Chief Financial Officer and Treasurer (individually, an “Executive” and together, the “Executives”). On September 12, 2017, the Company announced the appointment of David S. Jorgensen as General Manager for International Operations of CICA Life Ltd. (Bermuda). Mr. Jorgensen was succeeded by Kay E. Osbourn as Executive Vice President, Chief Financial Officer and Chief Investment Officer, and Geoffrey M. Kolander, the Company’s Chief Executive Officer, succeeded Ms. Osbourn as President. In connection with the change in roles, Mr. Jorgensen’s employment agreement as Chief Financial Officer was terminated.

The Employment Agreements generally have similar terms, except for certain differences described herein. Copies of the Employment Agreements were filed as exhibits to our Current Report on Form 8-K, dated January 17, 2017 and are incorporated by reference into exhibits to our Annual Report on Form 10-K for the year ended December 31, 2017.

Term. Each Employment Agreement has an initial term of four (4) years and will automatically renew on each anniversary of the effective date unless either Citizens or the Executive provides at least 90 days’ notice not to renew.

Base Salary. The Employment Agreements establish a base annual salary of $600,000 for Mr. Kolander and $450,000 for Ms. Osbourn.

Target Bonus Opportunity and Retention Awards. Each Executive will be eligible to receive an annual cash bonus based on a target bonus opportunity of 70% of base salary for Mr. Kolander and 60% of base salary for Ms. Osbourn. The amount of the actual cash bonus awarded each year will be based on the achievement of annual performance objectives to be established by the Board and Compensation Committee. The amount of the actual bonus that the Executive may receive could be below, at or above each Executive’s target amount. In addition, each Executive is eligible to receive a cash retention bonus. The retention bonuses ($600,000 for Mr. Kolander and Ms. Osbourn) are payable in two equal installments on or within 15 days of December 15, 2018 and December 15, 2019, subject to the Executive’s continued employment on the applicable payment date.

Benefits. Each Executive is eligible to participate in all employee benefit plans and programs available generally to other similarly-situated executives of Citizens, and Citizens will maintain customary liability insurance for the Executives.

Death or Disability. If an Executive’s employment is terminated due to the Executive’s death or disability, the Executive will be entitled to receive the following payments in equal installments over the twelve (12) month period following the date of termination, referred to as the Severance Period: accrued but unpaid salary, accrued but unused paid time out, any earned but unpaid annual bonus for the prior fiscal year, a pro-rated annual bonus for the year of termination based on the degree to which performance metrics for the fiscal year are attained, and the unpaid portion of any retention award.

Payments upon a Termination without Cause or for Good Reason – No Change in Control. Upon a termination by Citizens without Cause (defined below) or the Executive’s voluntary termination with Good Reason (defined below), in each case, other than within the ninety (90) day period prior to the consummation of a Change in Control (defined below) or within one (1) year following a Change in Control, each Executive is entitled to the death and disability benefits described above, an amount equal to a certain number of months of base salary (twenty-four (24) months base salary for Mr. Kolander and eighteen (18) months for Ms. Osbourn) payable over twelve (12) months and an amount intended to approximate the value of the Company’s subsidy of the cost of the Executive’s participation in the Company’s group health care plan.

Payments upon a Termination without Cause or for Good Reason – Change in Control. Upon a termination by Citizens without Cause or the Executive’s voluntary termination with Good Reason, in each case, within the ninety (90) day period prior to the consummation of a Change in Control or within one (1) year following a Change in Control, each Executive is entitled to the payments and benefits described above for a termination not in connection with a Change in Control, but the severance multiple will be two and one-half (2.5) times the sum of the base salary and annual bonus for Mr. Kolander and Ms. Osbourn, payable in equal installments over the Severance Period.

Good Reason. The Employment Agreements define “Good Reason” generally to mean:

•	the Company’s failure to pay earned compensation when due and payable;

•	a material diminution in the Executive’s position, duties, or responsibilities, including, without limitation, the Company’s failure to reappoint the Executive to their titled position;

•	the Company’s material breach of any other material provision of the Employment Agreement; or

•	a change of the Executive’s principal place of employment to a location more than fifty (50) miles from such principal place of employment as of the Effective Date.

Cause. The Employment Agreements define “Cause” generally to mean:

•	the continued failure by the Executive to perform the material responsibilities and duties under this Agreement;

•	the engaging by the Executive in willful or reckless conduct, if such conduct is done or omitted to be done by the Executive not in good faith, and is materially injurious to the Company monetarily or otherwise;

•	the Executive’s conviction of, or pleading of guilty or nolo contendere to, a felony;

•	the commission or omission of any act by the Executive that is materially detrimental to the best interests of the Company and that constitutes common law fraud or a violation of applicable law; or

•	the Executive’s breach of any material provision of the Employment Agreement (including the Restrictive Covenants).

Change in Control. The Employment Agreements define a “Change in Control” generally to mean:

•	the dissolution or liquidation of the Company;

•	the merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity or immediately following which the persons or entities who were beneficial owners (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities of the Company immediately prior thereto cease to beneficially own more than fifty percent (50%) of the voting securities of the surviving entity immediately thereafter;

•	a sale of all or substantially all of the assets of the Company to another person or entity;

•	the transfer of at least a majority of the Company’s Class B Common Stock from the Harold E. Riley Trust to an individual other than Harold E. Riley, an entity not beneficially owned by Harold E. Riley or a trust not controlled by Harold E. Riley;

•	the exercise of a power of attorney granted by Harold E. Riley over the Company’s Class B Common Stock;

•	any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) that results in any person or entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (other than persons who are shareholders or affiliates immediately prior to the transaction) owning thirty percent (30%) or more of the combined voting power of all classes of shares of the Company; or

•	individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for trustee, without written objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or contests by or on behalf of a person other than the Board.

Upon the death of our founder in September 2017, control of the Company through the Class B common stock was set to transfer from the Harold E. Riley Trust, controlled by Mr. Riley, to a 501(c)(3) charitable foundation. As of the date of the publication of this proxy statement, the Colorado Division of Insurance has yet to approve the transfer of control of the Class B common stock to the Harold E. Riley Foundation as an “ultimate control party” according to Colorado regulatory provisions.

Restrictive Covenants. The Employment Agreements also include restrictive covenants regarding confidentiality, intellectual property, non-disparagement, non-competition and non-solicitation. With respect to the non-competition and non-solicitation covenants, the Executives agreed for a period during the term of the employment agreements and twelve months thereafter not to in any way, directly or indirectly, for the Executive or on behalf of or in conjunction with any other person or entity, (a) solicit, divert, take away, or attempt to take away any of the Company’s customers or the business or patronage of any such customers with whom the Executive had direct or indirect contact while employed by the Company; (b) solicit, entice, or recruit any of the Company’s employees for another entity or business, provided that public job postings shall not be deemed to violate this provision; or (c) participate in any activities that are the same or similar in function or purpose to those the Executive provided, managed, or supervised as an employee of the Company under the Employment Agreements on behalf of a Competing Business of the Company, which is defined in the Employment Agreements as National Western Life Insurance Company, Pan American Life Insurance Company and BMI (Best Meridian Life).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The following table sets forth our payment obligations pursuant to the Employment Agreements for our top two named executive officers, assuming (1) a termination of employment or (2) a change in control followed by a qualifying termination occurred, in each case, on December 31, 2017. Our remaining named executive officers are excluded from the table because they do not have any compensation arrangement that would entitle them to payments upon termination or a change in control. The amounts shown in the table do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment.

Name	Benefit	Termination by Company without Cause or by NEO for Good Reason ($) (1)	Termination by Company for Cause or by NEO without Good Reason ($)	Termination by Company without Cause or by NEO for Good Reason in connection with a Change in Control ($) (2)	Termination due to Death or Disability ($) (3)
Geoffrey M. Kolander
	Cash Severance (Base Compensation)	$1,200,000	$0	$1,500,000	$0
	Cash Severance (Bonus)	(see Q1 below)	$0	(see Q2 below)	(see Q1 below)
	Cash Severance (Retention)	$600,000	$0	$600,000	$600,000
	Health Benefits	$10,330	$0	$10,330	$0
		$___________	$0	$___________	$_________
	Total Value of Benefits	(4), (5)	(4)	(4), (5)	(4)
Kay E. Osbourn
	Cash Severance (Base Compensation)	$675,000	$0	$1,125,000	$0
	Cash Severance (Bonus)	(see Q1 below)	$0	(see Q2 below)	(see Q1 below)
	Cash Severance (Retention)	$600,000	$0	$600,000	$600,000
	Health Benefits	$7,750	$0	$7,750	$0
		$___________	$0	$___________	$_________
	Total Value of Benefits	(4), (5)	(4)	(4), (5)	(4)

(1)	In each case other than a Termination in Anticipation of a Change in Control or within the one (1) year period following a Change in Control.
(2)	Also including Death or Disability following a Change in Control, in each case within the one (1) year period following a Change in Control, or if there is a Termination in Anticipation of a Change in Control.
(3)	Other than within the one (1) year period following a Change in Control.
(4)	In addition to this amount, Company shall pay NEO “Accrued Amounts” defined as the sum of the following: earned but unpaid portion of Base Salary accrued through the date of termination, paid time out accrued but unused as of the date of termination, earned but unpaid Annual Bonus, if any, as of the close of business on the last day of the previous fiscal year, and reasonable business expenses and disbursements incurred and documented by NEO prior to the date of termination.
(5)	Other than Accrued Amounts, payments are subject to and conditioned upon certain conditions, including but not limited to the execution by NEO of a valid general release and waiver in a form reasonably acceptable to Company.

Q1: NEO is entitled to “Pro-Rated Annual Bonus” which is equal to the pro-rated Annual Bonus for the year of NEO’s termination, based on the degree to which performance metrics for the fiscal year of termination are satisfied. Since the analysis is being done as of 12/31/2017, this amount would be NEO’s full Annual Bonus for 2017. The actual Annual Bonus amounts for 2017 should be available.

Q2: NEO is entitled to both “Pro-Rated Annual Bonus” (described above) as well as 2.5 times the “Target Bonus Opportunity” established for the year of termination. The Target Bonus Opportunity may be different from the Annual Bonus. For Kolander in FY 2017, the Target Bonus Opportunity “shall be not less than 75% of Base Salary”. For Osbourn in FY 2017, the Target Bonus Opportunity “shall be not less than 60% of Base Salary”. The actual Target Bonus Opportunity amounts for 2017 should be available.

CEO PAY RATIO

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are disclosing the ratio of annual total compensation of our CEO to the annual total compensation of our median employee (excluding our CEO). The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934 and should not be used as a comparison with pay ratios disclosed by other companies.

We identified our median employee by examining the 2017 total cash compensation for all 509 employees, excluding the CEO, who were employed by us on December 31, 2017, the last day of our payroll year. We believe the use of total cash compensation for all employees is a consistently applied compensation measure. We included all employees, whether employed on a full-time or part-time basis and did not exclude any non-U.S. employees. We did not make any assumptions, adjustments or estimates with respect to total cash compensation, and we did not annualize the compensation for any full-time or part-time employees who were not employed by us for all of 2017.

As disclosed in the Summary Compensation Table in this proxy statement, the 2017 annual total compensation of our CEO was $1,242,675. The 2017 annual total compensation of our median employee, calculated in the same manner as our CEO’s compensation, was $36,530. The ratio of our CEO’s annual total compensation to our median employee’s annual total compensation for fiscal year 2017 is 35 to 1.

DIRECTOR COMPENSATION

The following table sets forth all compensation we paid to our directors in 2017.

DIRECTOR	Fees Earned or Paid in Cash	All Other Compensa- tion	TOTAL
	$	$	$
Christopher W. “Chris” Claus	60,057		60,057
J. D. “Chip” Davis, Jr.	60,057		60,057
Dr. E. Dean Gage	105,000	20,000	125,000
Francis A. “Frank” Keating	88,472		88,472
Dr. Terry S. Maness	105,000	10,000	115,000
Steven F. Shelton (1)	105,000		105,000
Gerald W. Shields	89,904	4,495 (2)	94,399
Dr. Robert B. Sloan, Jr.	105,000	10,000	115,000
Grant G. Teaff	105,000	10,000	115,000
Harold E. Riley (3)	-0-		-0-
Dottie S. Riley (4)	-0-		-0-

(1)	Mr. Shelton is not standing for re-election at the Meeting.
(2)	Represents an educational reimbursement allotment paid to the director during 2017.
(3)	Mr. Riley served as a director through the date of the 2017 Annual Meeting of Shareholders.
(4)	Ms. Riley served as a director through the date of the 2017 Annual Meeting of Shareholders.

In 2017, each non-employee director received an annual cash retainer of $105,000 (prorated for time served during the year), plus an educational reimbursement allotment not to exceed $5,000 per calendar year. Directors serving as Chairman or Vice Chairman of the Board, and Directors serving as Chairman of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee received an additional $10,000 in compensation to recognize their Board leadership roles and additional responsibilities. Directors who were also our employees received no separate or additional compensation for service on the Board or its committees, but rather received compensation only in connection with their employment by us. No other compensation, such as equity awards or profit sharing, was paid to our outside directors.

PROPOSALS

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Class A nominees receiving the highest number of votes cast by Class A shareholders in their favor will be elected to the Board of Directors. Cumulative voting in the election of directors is not permitted. If for any reason any nominee herein named is not a candidate when the election takes place (which is not expected), the proxy will be voted for the election of a substitute nominee at the discretion of the persons named in the proxy.

Listed below are the persons who have been nominated by our Nominating and Corporate Governance Committee and approved by our Board for election as Class A directors to serve for one year until the next annual meeting of shareholders, or until their respective successors are duly elected and qualified. Class A shareholders will vote on the nominees indicated below for election by Class A shareholders.

Nominees for Election by Class A Shareholders

NAME	AGE	PRINCIPAL OCCUPATION	DIRECTOR SINCE
Christopher W. “Chris” Claus	57	Retired insurance executive San Antonio, TX	2017

J. D. “Chip” Davis, Jr.	68	Retired insurance executive Granbury, TX	2017

Francis A. “Frank” Keating II	74	Partner, Holland & Knight law firm, former governor of Oklahoma, Oklahoma City, OK	2017

Gerald W. Shields	60	Chief Information Officer, FirstCare Health Plans Austin, TX	2017

The biographies of each Class A director nominee are below and contain information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, as well as the experience, qualifications, attributes or skills that caused the Board to determine the person should serve as a director of the Company.

Christopher W. “Chris” Claus had a 20-year career as an executive at USAA of San Antonio, Texas; Executive Vice President of USAA’s Enterprise Advice Group from 2013-2014; President of USAA’s Financial Advice and Solutions Group, 2007 to 2013; President of USAA’s Insurance Management Company, 2001-2006. Mr. Claus currently serves on Citizens’ Executive Committee, Nominating and Corporate Governance Committee and Chairs Citizens’ Investment Committee. He also concurrently serves as Lead Director and on the Audit Committee of TrueCar (NASDAQ:TRUE), a digital automotive market place.

Mr. Claus is an experienced executive with insurance and asset management expertise critical to the success of our Board. In his role as Chairman of our Investment Committee, Mr. Claus has strengthened the Board’s oversight of the Company’s assets under management. Further, having served as President of USAA’s Insurance Management Company, Mr. Claus strengthens the Board’s oversight function of our executive team’s strategic initiatives.

Jerry D. “Chip” Davis, Jr. had a 40-year insurance career with National Farm Life Insurance Company (“NFLIC”), of Ft. Worth, Texas. During his career, Mr. Davis served as President, CEO and Chairman of NFLIC’s board of directors. Mr. Davis serves on Citizens’ Compensation Committee, Investment Committee and Executive Committee.

Mr. Davis is a seasoned and proven life insurance executive, having served at the highest levels of executive management and on the Board of a respected life insurance company. He brings our Board much needed life insurance expertise. Specifically, his 40 year career in the life insurance industry brings our Board experience with state insurance regulators and auditors. Mr. Davis’ industry background further strengthens the Investment Committee’s oversight of the Company’s assets under management.

Francis Anthony “Frank” Keating II, Partner, Holland & Knight from 2016 to present; President and CEO of the American Bankers Association, 2011 to 2015; President and CEO of the American Council of Life Insurers, 2003 to 2011; Governor of Oklahoma, 1995 to 2003.

Gov. Keating has held significant leadership positions in both the public and private sectors, which make him a valuable addition to our Board. In addition to serving as Governor of Oklahoma, his impressive career includes serving as President and CEO of the American Council of Life Insurers, the trade association for the life insurance and retirement security industry. He also has served as assistant secretary of the Treasury and associate attorney general under President Ronald Reagan. He was later general counsel and acting deputy secretary for the Department of Housing and Urban Development (“HUD”) under President George H.W. Bush. During his tenure at the Treasury Department and HUD, he worked on significant issues affecting the banking, insurance and the financial services industries. His law enforcement career included serving as the U.S. attorney for the Northern District of Oklahoma and as an FBI agent.

Gov. Keating’s current board service includes Bank First, March 2016 to present and Hall Capital, March 2016 to present. He also served on the board of Stewart Information Services from 2006 to January 2017, where he chaired the Nominations and Corporate Governance Committee. He currently serves on Citizens’ Nominating and Corporate Governance Committee.

Gov. Keating’s impressive legal and public service career further strengthens our Board’s governance and oversight function. Further his background as CEO of the American Council of Life Insurers, the preeminent advocacy group for life insurance companies, brings life insurance industry experience and connections to our Board. Gov. Keating’s life insurance industry contacts are critical for our Nominating and Governance Committee, of which he is a member, as the Company pursues its board diversity initiative.

Gerald W. Shields, FLMI, Chief Information Officer, FirstCare Health Plans since 2015; Director, IT Practice, Robert E. Nolan Company, Inc., 2011 to present; Senior Vice President and Chief Information Officer, AFLAC, Inc., 2002-2011.

Mr. Shields has more than 30 years’ experience in health insurance management, as well as professional certifications from Harvard University’s Kennedy School of Government, MIT’s Chief Network Officers Program, and Aubrey Daniels International. He has been named twice in CIO Magazine’s Top 100 CIOs of the Year, and has also been the recipient of ComputerWorld’s Top 100 CIO Award. Mr. Shields’ significant technology and insurance experience are instrumental to the Board’s oversight as Citizens advances its strategic technology objectives. Mr. Shields recently completed the Cyber Security Oversight Certificated from Carnegie Mellon Institute.

Mr. Shields served on the board of trustees for Shorter University from 2008 to 2015. He currently serves on Citizens’ Audit Committee, Investment Committee and Executive Committee.

Mr. Shields is a seasoned life insurance executive who brings much needed life insurance and information technology experience to our Board. Mr. Shields provides expertise to the Audit Committee, of which he is a member, as it engages on enterprise risk management and cybersecurity matters specific to the Company.

Your Board of Directors recommends a Vote FOR the election of each Class A Nominee. Proxies solicited by the Board of Directors will be voted FOR the nominees as indicated above unless instructions are given to the contrary.

Class B nominees receiving the highest number of votes cast by Class B shareholders in their favor will be elected to the Board of Directors. The Class B nominees will be elected as directors upon the affirmative vote of the sole Class B shareholder.

Listed below are the persons who have been nominated by our Nominating and Corporate Governance Committee and approved by our Board for election as Class B directors by the Foundation, our sole Class B shareholder, assuming the Foundation receives “ultimate control party” approval from the Colorado Division of Insurance. Class B directors will serve for one year until the next annual meeting of shareholders, or until their respective successors are duly elected and qualified.

Nominees for Election by Class B Shareholders

NAME	AGE	PRINCIPAL OCCUPATION	DIRECTOR SINCE
Dr. E. Dean Gage	75	Retired University executive; Former President & Provost Emeritus, Texas A&M University, College Station, TX	2000

Terry S. Maness	69	Dean, Hankamer School of Business, Baylor University Waco, TX	2011

Dr. Robert B. Sloan, Jr.	69	President and Chief Executive Officer Houston Baptist University, Houston, TX	2007

Grant G. Teaff	84	Executive Director Emeritus, American Football Coaches Association Waco, TX	2004

Constance K. (“Connie”) Weaver	65	Chief Executive Officer, Tracker Group, LLC Naples, FL	—

The biographies below of each Class B director nominee contain information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, as well as the experience, qualifications, attributes or skills that caused the Board to determine the person should serve as a director of the Company.

Dr. E. Dean Gage, Retired University executive, 2009 to present; Executive Director and Bridges Endowed Chair, Center for Executive Leadership, Texas A&M University, College Station, Texas, 2001 to 2009; President and CEO of Men’s Leadership Ministries, Dallas, Texas, 1996 to 2001; Executive Director of Center for Executive Development, Mays School of Business, Texas A&M University, College Station, Texas, 1994 to 1996; President, Texas A&M University, College Station, Texas, 1993 to 1994; Executive Vice President and Provost, Texas A&M University, College Station, Texas, 1989 to 1993. Dr. Gage currently sits on the Nominating and Corporate Governance Committee.

Dr. Gage has substantial executive leadership expertise stemming from his executive roles at one of the largest public universities in America. Dr. Gage’s extensive background in education, finance, management and administration provides our Board with leadership and consensus building skills on a variety of matters, including governance, strategic planning and executive decision making.

Dr. Terry S. Maness, Dean of Baylor University’s Hankamer School of Business since 1997; Acting Dean, Baylor University, 1996 to 1997; owner of Business Value Consultants, 1989 to present; previously served as Associate Dean for Undergraduate Programs and as Chairman of the Department of Finance, Insurance and Real Estate, Baylor University. Dr. Maness currently serves on the Audit and Executive Committees.

Dr. Maness’ background as Dean of one of America’s leading business schools brings another strong academic presence to our board. He has operated effectively at the highest levels in the academic and business community. He is the author of five books about financial analysis and financial management, and also a contributing author to various publications, such as Journal of Finance, Journal of Banking and Finance, Journal of Financial Education, Journal of Portfolio Management, Journal of Financial and Quantitative Analysis, Journal of Futures Markets, Journal of Cash Management and Corporate Controller.

Dr. Maness currently serves on five non-public boards, including Baylor Scott & White-Hillcrest since 2009; Brazos Higher Education Service Corp since 2009; Extraco Bank since 2007; Scott & White Health Plan Board since 2016; and AACSB International since 2016.

Dr. Robert B. Sloan, Jr., President and Chief Executive Officer, Houston Baptist University from 2006 to present; Chancellor, Baylor University, 2005 to 2006; President and Chief Executive Officer, Baylor University from 1995 to 2005. Dr. Sloan currently serves on the Audit and Executive Committees.

Dr. Sloan has served as CEO of two major academic institutions and has valuable insight into organizational structure, executive decision-making, financial operations and leadership. His executive management skills and extensive experience with organization strategy and governance provide invaluable insight and guidance to our Board’s oversight function.

Grant G. Teaff, Executive Director Emeritus, American Football Coaches Association from 1994 to present; 30 years as a head college football coach, 21 of which were spent as the head football coach at Baylor University; Author: “I Believe,” “Winning,” “Seasons of Glory,” “Coaching in the Classroom,” “Grant Teaff with Master Coaches Volumes I and II,” and “A Coach’s Influence Beyond the Game.” Mr. Teaff currently serves on the Compensation Committee.

Mr. Teaff is a highly acclaimed speaker on business leadership and integrity. He brings our Company extensive organizational leadership experience from his tenure as a college football coach and his role as Executive Director of the American Football Coaches Association. His management skills and extensive experience with team development and motivational inspiration provide the Board with a valuable resource for business management and planning corporate strategy.

Constance K. (“Connie”) Weaver, Co-founder and Chief Executive Officer of Tracker Group LLC from 2017 to present; Senior Executive Vice President, Chief Marketing & Communications Officer, TIAA (formerly TIAA-CREF) from 2010-2017; Senior Vice President, Chief Marketing & Communications Officer, Hartford Financial Services Group, Inc. from 2008-2010; Executive Vice President, Chief Marketing Officer, BearingPoint, Inc. from 2006-2008; Executive Vice President, Marketing, Public Relations & Brand, AT&T Corporation from 2002 to 2006. If elected, Ms. Weaver is expected to serve on the Nominating and Corporate Governance Committee.

In addition to the executive positions listed above, Ms. Weaver’s career has included numerous engagements, memberships and committee chairs on the Boards of Directors of a variety of public and private companies, providing her with substantial experience in both executive and Board leadership.

Ms. Weaver’s extensive background in marketing, communications, branding and investor relations provides our Board with leadership and consensus building skills on a variety of matters vital to the Company, including brand awareness, digital strategies, product development and executive decision making within the context of a highly regulated industry.

PROPOSAL NO. 2

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), the Board of Directors provides shareholders with the opportunity to cast an annual advisory vote on the compensation of the Company’s Named Executive Officers. This non-binding advisory shareholder vote, commonly known as “Say-on-Pay,” gives you, as a shareholder, the opportunity to endorse or not endorse our executive compensation program and policies, as explained in our Compensation Discussion & Analysis beginning on page 19 and in our Summary Compensation Table on page 22. The Compensation Committee and the Board of Directors made significant changes to the executive compensation program in 2017 to align compensation competitively with the Company’s peers and to enhance the link between pay and performance.

Because your vote is advisory, it will not be binding upon the Company or the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive pay. Accordingly, we are providing you the opportunity to cast a non-binding advisory vote on the compensation of the Company’s Named Executive Officers contained in this proxy, through the following resolution:

RESOLVED, that the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the related disclosures contained in this Proxy Statement is hereby APPROVED.

Proposal No. 2 will be approved if the votes cast FOR the proposal exceed the votes cast AGAINST it. Abstentions and broker non-votes will be disregarded and have no impact on the vote, other than for establishing a quorum.

Your Board of Directors recommends that you vote FOR the compensation of our named executive officers, as disclosed in this proxy statement.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Our Audit Committee Charter provides the Audit Committee shall have the sole authority and responsibility to select, evaluate and, if necessary, replace our independent registered public accounting firm.

Our Audit Committee has retained Deloitte & Touche LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2018.

We are requesting our shareholders ratify the appointment of Deloitte & Touche LLP by our Audit Committee as our independent registered public accounting firm for the fiscal year ending December 31, 2018. If the shareholders do not ratify this appointment, the Audit Committee will consider such results and determine whether to recommend and appoint a different independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2018.

One or more members of the firm of Deloitte & Touche are expected to attend the Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions.

Proposal No. 3 will be approved if the votes cast FOR the proposal exceed the votes cast AGAINST it. Abstentions and broker non-votes will be disregarded and have no impact on the vote, other than for establishing a quorum.

The Board recommends a vote FOR Proposal No. 3.

OTHER BUSINESS

Our Bylaws require shareholders to give advance notice of any proposal intended to be presented at the annual meeting. The deadline for this notice has passed and Citizens, Inc. has not received any such notice. If any other matter properly comes before the shareholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

MATERIALS

ANNUAL REPORT AND OTHER MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on June 5, 2018: The Proxy Statement and Annual Report to Shareholders are available at www.edocumentview.com/cia. The report of the Compensation Committee and the Audit Committee of the Board of Directors are in this Proxy Statement. No part of our Annual Report to Shareholders is incorporated herein and no part thereof is to be considered proxy soliciting material.

We file our proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (“Exchange Act”). You can inspect and obtain a copy of our proxy statement and other information filed with the SEC at the offices of the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet site at http://www.sec.gov/ where you can obtain most of our SEC filings. We also make available, free of charge, on our website at www.citizensinc.com our proxy statements filed with the SEC pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after they are filed electronically with the SEC.

SHAREHOLDER PROPOSALS AND NOMINATIONS

A shareholder who intends to have a shareholder proposal included in our proxy statement for our 2019 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must submit the proposal so that it is received by our Corporate Secretary no later than December 27, 2018. Any submission must comply with all of the requirements of Rule 14a-8 applicable to shareholder proposals.

A shareholder who wishes to nominate a candidate for election to the Board or intends to present a proposal at our 2019 Annual Meeting that would not be included in our proxy statement for the 2019 Annual Meeting must deliver notice to us no earlier than February 5, 2019 and no later than March 7, 2019, as prescribed by our Bylaws.

A notice that a shareholder intends to nominate a director candidate must set forth the following, as prescribed by our Bylaws: (a) as to each shareholder nominee for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder, and (b) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, (1) the name and address of such shareholder, as they appear on the Company’s books, and the name and address of such beneficial owner, (2) the class or series and number of shares of stock of the Company which are owned beneficially and of record by such shareholder and such beneficial owner, (3) a description of any agreement, arrangement or understanding with respect to the nomination between or among such shareholder and/or such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, (4) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) by, or on behalf of, such shareholder and such beneficial owner, whether or not any such instrument or right shall be subject to settlement in underlying shares of stock of the Company, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such shareholder or such beneficial owner, with respect to securities of the Company, (5) a representation that such shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination, and (6) any other information relating to such shareholder and such beneficial owner required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

All proposals or nominations should be sent to the attention of our Secretary at the mailing address for our principal executive offices at P. O. Box 149151, Austin, TX 78714-9151.

In order to curtail controversy as to the date on which a proposal was received by us, it is suggested proponents submit their proposals by certified mail-return receipt requested.

SHAREHOLDER COMMUNICATIONS

Any communication from a shareholder or interested party to the Board of Directors may be mailed to:

Citizens, Inc.

Attn: Board of Directors (or committee name or director’s name as appropriate)

P. O. Box 149151

Austin, Texas 78714-9151

It should be clearly noted on the mailing envelope that the letter is a “Board of Directors Communication.” All such communications should identify the author as a shareholder or interested party and clearly state whether the intended recipients are all members of the Board of Directors or certain specified individual directors. This procedure for communicating with the Board of Directors is also posted on our website at www.citizensinc.com.

Austin, Texas	By Order of the Board of Directors
April 26, 2018	James A. Eliasberg , Secretary

Citizens, Inc. 2018 Proxy Statement

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 4, 2018.
Vote by Internet
• Go to www.envisionreports.com/cia
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —	The Board of Directors recommends a vote FOR all the Class A Director nominees listed, FOR Proposal 2, and FOR Proposal 3.

1.	Election of Class A Directors to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified.
		For	Withhold	Abstain				For	Withhold	Abstain
	01 - Christopher W. Claus	☐	☐	☐	02 - Gerald W. Shields			☐	☐	☐
	03 - Jerry D. Davis, Jr.	☐	☐	☐	04 - Francis A. Keating II			☐	☐	☐
					For	Against	Abstain				For	Against	Abstain
2.	Say on Pay — To approve, on a non-binding advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the proxy statement.				☐	☐	☐		3. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2018.		☐	☐	☐
4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — Citizens, Inc.

Notice of Annual Meeting of Shareholders of Citizens, Inc.

Notice is hereby given that the Annual Meeting of Shareholders of Citizens, Inc. will be held Tuesday, June 5, 2018, at 10:00 a.m., Central Daylight Time, at 2900 Esperanza Crossing, 2nd Floor, Austin, TX 78758, for the purposes stated on the reverse side of this proxy.

The undersigned hereby appoints the President and Secretary of Citizens, Inc. (the “Proxies”), each of them, with full power of substitution, as proxies to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2018 Annual Meeting of Shareholders of Citizens, Inc., to be held on June 5, 2018 or at any postponement or adjournment thereof. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Shares represented by properly executed proxies received by us prior to the meeting will be voted as specified thereon. If a proxy fails to specify how it is to be voted on any proposal, any proxy that is given and not revoked will be voted in accordance with the recommendations of the Company’s Board of Directors FOR all the Class A Director nominees listed, FOR Proposal 2, and FOR Proposal 3.

It is important, regardless of the number of shares you hold, that your stock be represented at the meeting by a signed proxy card or personal attendance.

(Items to be voted appear on reverse side.)

Executive Offices: 2900 Esperanza Crossing, 2nd Floor, Austin, Texas 78758